The Toro Company
8111 Lyndale Ave South
Bloomington, MN 55420

Investor Relations
John Wright , Director, Investor Relations
(952) 887-8865

Media Relations
Connie Kotke
Manager, Corporate Communications
(952) 887-8984, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS RECORD FIRST QUARTER RESULTS DRIVEN BY STRONG INTERNATIONAL PERFORMANCE

BLOOMINGTON, Minn. (Feb. 20, 2007) – The Toro Company (NYSE: TTC) today reported record net sales and net earnings for its fiscal 2007 first quarter ended February 2, 2007.

Net earnings for the quarter totaled $18.5 million, or $0.44 per diluted share, on net sales of $379.1 million. In the comparable fiscal 2006 period, Toro reported net earnings of $14.3 million, or $0.32 per diluted share, on net sales of $369.6 million.

Michael J. Hoffman, The Toro Company’s chairman and chief executive officer, said the company’s first quarter performance benefited from improved gross margins and strong international sales growth—particularly in the Professional segment—which was somewhat offset by lower snowthrower sales worldwide. “Improvements in gross margin resulted primarily from a greater proportion of Professional product sales and our ongoing profitability improvement initiatives,” said Hoffman. “Additionally, consistent with our strategy to build Toro’s global presence, our international business posted another quarter of strong results.”

SEGMENT RESULTS

Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional

•	Professional segment net sales for the fiscal 2007 first quarter increased 7.3 percent to $272.1 million. Strong sales growth in most professional segment categories worldwide comprised the majority of the increase and more than offset declines in landscape contracting equipment.

•	Professional segment earnings for the fiscal 2007 first quarter increased 16.1 percent to $48.4 million.

Residential

•	Residential segment net sales for the fiscal 2007 first quarter declined 5.8 percent to $101.9 million. Strong first quarter growth in riding and walk power mower sales were offset by declines in snowthrowers.

•	Residential segment earnings for the fiscal 2007 first quarter were $4.4 million, down 15 percent compared with the fiscal 2006 first quarter.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2007 first quarter was 36.9 percent compared with 35.7 percent in the comparable fiscal 2006 period. The increase resulted primarily from a greater percentage of Professional products in the overall revenue mix and cost reduction efforts.

Selling, general and administrative (SG&A) expenses for the fiscal 2007 first quarter were 29.6 percent of net sales compared with 29 percent of net sales in the fiscal 2006 first quarter. The increase in SG&A expenses is primarily attributable to retirement plan contributions and warranty expenses.

The effective tax rate for the first quarter of fiscal 2007 was 28.2 percent compared to 33 percent in the fiscal 2006 first quarter. The decline was primarily due to the reinstatement of the federal research and development tax credit.

Accounts receivable at the end of the fiscal 2007 first quarter totaled $357.2 million, up $44 million, or 14.1 percent. The increase was primarily the result of shipment timing and terms mix in the quarter. Net inventories at the end of the fiscal 2007 first quarter totaled $307.4 million, up $11.7 million, or 4 percent, compared with the end of the fiscal 2006 first quarter.

BUSINESS OUTLOOK

“Our GrowLean initiative is gaining momentum,” said Hoffman. “We believe we are well positioned for another solid year, armed with an industry-leading lineup of strong brands and new products. GrowLean will also keep us focused on continuing to improve profitability while delivering products and solutions our customers need faster than ever before.”

The company reaffirmed it expects to report a 10 to 12 percent increase in fiscal 2007 net earnings per diluted share on revised revenue growth of 5 to 6 percent.

For its fiscal second quarter, Toro currently expects to report net earnings per diluted share of $1.65 to $1.69.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

LIVE CONFERENCE CALL
February 20 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on February 20, 2007. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising costs of transportation; the impact of abnormal weather patterns and natural disasters; level of growth in the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; unforeseen inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for the new three-year growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve net sales and net earnings per diluted share growth in fiscal 2007; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality problems in the development, production and usage of new and existing products; loss of or changes in executive management; ability of management to manage around unplanned events; the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	February 2,	February 3,
	2007	2006
Net sales	$379,088	$369,640
Gross profit	140,065	131,874
Gross profit percent	36.9%	35.7%
Selling, general, and administrative expense	112,281	107,205

Earnings from operations	27,784	24,669
Interest expense	(4,487)	(4,243)
Other income, net	2,391	886

Earnings before income taxes	25,688	21,312
Provision for income taxes	7,238	7,033

Net earnings	$18,450	$14,279

Basic net earnings per share	$0.45	$0.33

Diluted net earnings per share	$0.44	$0.32

Weighted average number of shares of common stock outstanding – Basic	41,139	43,608
Weighted average number of shares of common stock outstanding – Dilutive	42,253	44,959

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 2,	February 3,
Segment Net Sales	2007	2006
Professional	$272,142	$253,605
Residential	101,858	108,185
Other	5,088	7,850

Total*	$379,088	$369,640

* Includes international sales of	$132,613	$120,059
	Three Months Ended
	February 2,	February 3,
Segment Earnings (Loss) Before Income Taxes	2007	2006
Professional	$48,360	$41,660
Residential	4,379	5,149
Other	(27,051)	(25,497)

Total	$25,688	$21,312

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	February 2,	February 3,
	2007	2006
ASSETS

Cash and cash equivalents	$30,051	$19,744
Receivables, net	357,165	313,157
Inventories, net	307,415	295,687
Prepaid expenses and other current assets	14,905	18,049
Deferred income taxes	55,801	56,099

Total current assets	765,337	702,736

Property, plant, and equipment, net	169,304	165,078
Deferred income taxes	1,862	—
Goodwill and other assets, net	115,224	98,493

Total assets	$1,051,727	$966,307

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$75,000	$35
Short-term debt	127,100	51,900
Accounts payable	106,881	95,213
Accrued liabilities	247,776	242,453

Total current liabilities	556,757	389,601

Long-term debt, less current portion	100,000	175,000
Long-term deferred income taxes	—	872
Deferred revenue and other long-term liabilities	9,142	9,423
Stockholders’ equity	385,828	391,411

Total liabilities and stockholders’ equity	$1,051,727	$966,307

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 2,	February 3,
	2007	2006
Cash flows from operating activities:
Net earnings	$18,450	$14,279
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	59	359
Provision for depreciation and amortization	10,334	10,534
Gain on disposal of property, plant, and equipment	(46)	(29)
Stock-based compensation expense	1,944	2,510
Decrease in deferred income taxes	90	596
Changes in operating assets and liabilities:
Receivables	(62,588)	(17,599)
Inventories	(67,261)	(60,085)
Prepaid expenses and other assets	(5,737)	(2,270)
Accounts payable, accrued expenses, and deferred revenue	11,192	(1,623)

Net cash used in operating activities	(93,563)	(53,328)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(12,478)	(8,026)
Proceeds from disposal of property, plant, and equipment	47	126
(Increase) decrease in other assets	(18,045)	3,118
Acquisition, net of cash acquired	(1,088)	—

Net cash used in investing activities	(31,564)	(4,782)

Cash flows from financing activities:
Increase in short-term debt	126,780	51,575
Repayments of long-term debt	—	(11)
Excess tax benefits from stock-based awards	2,758	12,275
Proceeds from exercise of stock-based awards	4,145	4,101
Purchases of Toro common stock	(29,029)	(27,587)
Dividends paid on Toro common stock	(4,929)	(3,923)

Net cash provided by financing activities	99,725	36,430

Effect of exchange rates on cash	(70)	22

Net decrease in cash and cash equivalents	(25,472)	(21,658)
Cash and cash equivalents as of the beginning of the fiscal period	55,523	41,402

Cash and cash equivalents as of the end of the fiscal period	$30,051	$19,744